SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 26, 2002
(Date of earliest event reported)

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ACTION PRODUCTS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

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Florida (State or other jurisdiction of incorporation or organization)	000-13118 (Commission File Number)	59-2095427 (IRS Employer Identification No.)

390 N. ORANGE AVENUE, SUITE 2185
ORLANDO, FLORIDA 32801
(Address of principal executive offices, zip code)

(407) 481-8007
(Registrant’s telephone number, including area code)

TABLE OF CONTENTS

SIGNATURES

Item 5.  Other Events.

     The NASDAQ Listing Qualifications Panel (“the Panel”) notified the Company, on December 26, 2002, that the Panel determined to continue the listing of the Company’s securities on The Nasdaq SmallCap Market and to close the hearing file.

     The Panel acknowledged that the Company demonstrated compliance with the $2,500,000 shareholders’ equity requirement, as evidenced by its filing of the From 8-K dated December 23, 2002. The Panel also noted that, according to its projections the Company anticipates that it will sustain compliance with that requirement over the long term. The Panel also observed that the Company appears to satisfy all other requirements for continued listing on The Nasdaq SmallCap Market.

     The NASDAQ Listing Qualifications Department (“the Staff”) had notified the Company on September 4, 2002 that it was not in compliance with the requirements of NASD Marketplace Rule 4310(c)(2)(B) for continued listing of its securities on Nasdaq’s SmallCap Market. This rule requires the Company to have a minimum of $2,000,000 in net tangible assets or $2,500,000 in stockholders’ equity or a market value of listed securities of $35,000,000 or $500,000 of net income from continuing operations for the most recent completed fiscal year (or two of the three most recently completed fiscal years). The Company had historically satisfied its requirements under this rule by meeting the minimum value for net tangible assets or stockholders’ equity. Based on the Company’s quarterly report filed on Form 10-QSB for the period ended June 30, 2002, the Company’s net tangible assets and stockholders equity were $1,630,400 and $2,412,800, respectively.

     Pursuant to NASD Marketplace Rules, the Company appealed the Staff’s determination before the Panel on November 22, 2002. Pursuant to that appeal and recent equity infusions totalling over $1.1 million by the Company’s Chief Executive Officer, Ronald Kaplan and his family, the Panel has determined to continue the listing of the Company’s securities on The Nasdaq SmallCap Market.

     The Company has been informed that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) might, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel.

SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTION PRODUCTS INTERNATIONAL, INC.

Date: December 27, 2002	By:	/s/Robert L. Burrows

Robert L. Burrows Chief Financial Officer